Exhibit 4.8


                                SECOND AMENDMENT
                          TO THE ADOPTION AGREEMENT OF
                             UNION BANKSHARES, LTD.
                           PROFIT SHARING 401(K) PLAN


RECITALS:

     1. Union Bankshares, Ltd. is the Employer under the Union Bankshares, Ltd. Profit Sharing 401(k) Plan (the "Plan") which was originally effective January 1, 1989 as to certain qualification provisions and effective October 1, 1993 as to other provisions.

     2. The Employer wants to amend the Plan to change the definition of Compensation to include elective or salary reduction contributions to a cafeteria plan, cash or deferred arrangement or tax-sheltered annuity.

AMENDMENT:

     Section 18(a) of the Adoption Agreement of the Plan shall be amended as follows:

"18. COMPENSATION:

     (a)  AMOUNT: Compensation for any Plan Year will mean: (check one)

          ( )  W-2 earnings.

          (X) W-2 earnings plus elective or salary reduction contributions to a cafeteria plan, cash or deferred arrangement or tax-sheltered annuity."

This amendment shall be effective for Plan years beginning on or after January 1, 1996.

     IN WITNESS WHEREOF, the employer has executed this amendment to the Adoption Agreement this 6th day of December, 1996.


                                               UNION BANKSHARES, LTD.



                                               By: /s/Bruce Hall
                                                   -----------------------------
                                                   Bruce Hall
                                                   Vice President and Secretary